THE MERIDIAN RESOURCE CORPORATION

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CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF A SERIES OF PREFERRED
STOCK BY RESOLUTION OF THE BOARD OF DIRECTORS PROVIDING FOR AN ISSUE OF 3,982,906 SHARES OF PREFERRED STOCK DESIGNATED SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK.
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      The Meridian Resource Corporation, a Texas Corporation (the "Company"),
pursuant to the provisions of Article 2.12 of the Texas Business Corporation Act ("TBCA"), does hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors of the Company by the Second Amended and Restated Articles of Incorporation of the Company, as amended, that the Board of Directors, at a meeting thereof duly called and held on March 27, 1998, at which meeting a quorum was present and acting throughout, duly adopted the following resolutions providing for the issue of shares of Preferred Stock hereinafter referred to, and further providing with respect to such issue of shares of Preferred Stock for such powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, as are hereinafter set forth, in addition to those set forth in said Articles of Incorporation;

      RESOLVED, that pursuant to Article Four of the Second Amended and Restated Articles of Incorporation of the Company, as amended (which authorizes the Company to issue up to 25,000,000 shares of Preferred Stock, par value $1.00 per share), the Board of Directors hereby provides for the issue of a series of up to 3,982,906 shares of Preferred Stock designated "Series A Cumulative Convertible Preferred Stock"; and

      RESOLVED, that the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of the Series A Cumulative Convertible Preferred Stock shall be as follows:

      SECTION 1. DESIGNATION AND RANK. The designation of the series of Preferred Stock created by this resolution shall be "Series A Cumulative Convertible Preferred Stock", and the number of shares constituting this Series shall have a stated value of $33.894850 per share (the "Stated Value"). The shares of this Series shall rank prior to the Junior Stock (as defined in
Section 8) as to distribution of assets and payments of dividends.
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      SECTION 2. DIVIDENDS.

      (a) Shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, a cash dividend at the dividend rate of four percent (4%) per annum (the "Dividend Rate") on the Stated Value per share of this Series, and no more; provided, however, that dividends shall cease to accrue on shares of the Series on the following schedule: 1,327,635 shares on the third anniversary of the date of original issuance (the "Sub-Series A-I"); 1,327,636 shares on the fourth anniversary of the date of original issuance (the "Sub-Series A-II"); and 1,327,635 shares on the fifth anniversary of the date of original issuance (the "Sub-Series A-III") (collectively, the "Sub-Series"). The certificates evidencing shares of the Series will specify whether the shares represented thereby are designated Sub-Series A-I, Sub-Series A-I or Sub- Series A-III. Dividends shall be cumulative, shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) from the data of original issuance and shall be payable in arrears, out of assets legally available therefor, when and as declared by the Board of Directors of the Company, on January 1, April 1, July 1, and October 1 of each year in which dividends are payable, commencing October 1, 1998, (except that if any such date is a Saturday, Sunday or a Business Day then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or Business Day) (each three-month period expiring on a dividend payment date being referred to herein as a "Dividend Period"). Dividends shall be paid to the holders of record of shares of each Sub-Series entitled thereto as they appear on the stock register of the Company on such record dates, not exceeding 30 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on account of arrears for any past Dividend Periods (an "Arrearage") may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. Until paid in full, each Arrearage shall also accrue dividends at the rate of 4% per annum. All dividends and Arrearages respectively, shall be declared and paid pro rata on all Sub-Series, based on the aggregate of the accrued dividends, Arrearages and dividends on Arrearages, respectively, for the various Sub-Series.

      (b) No dividends (other than a dividend in Junior Stock or other than as provided in Section 2(b)) shall be declared or paid or set apart for payment on Junior Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on this Series for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends Holders of shares of this Series shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

      (c) So long as any shares of this Series are outstanding, no dividend (other than a dividend in Junior Stock or other than as provided in Section 2(b)) shall be declared or paid or set aside for payment or other distribution declared or made upon the Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of Junior Stock) by the Company (except by conversion into or in exchange for Junior Stock) unless, in each case, full cumulative dividends on all outstanding shares of this Series then payable shall have been paid.

      (d) Dividends payable on this Series for a period less than a full Dividend Period shall be computed on the basis of the ratio of the number of days in such partial period to the actual number of days in such full Dividend Period.

      SECTION 3. VOTING AND ELECTION OF DIRECTORS.

      (a) The holders of outstanding shares of this Series shall be entitled to vote, with the Common Stock and any other capital stock voting with the Common Stock, with respect to all matters for which a vote of the holders of Common Stock is taken. Each holder of outstanding shares of this Series shall be entitled to that number of votes as are equal to the number of shares of this Series held by such holder. The record date for holders of shares of the Series entitled to vote on any matters submitted to the holders of Common Stock for their vote, whether at an annual or special meeting of shareholders or by unanimous written consent, shall be the same date as the record date established for the Common Stock.

      (b) So long as any shares of this Series remain outstanding, the affirmative vote or consent of the holders of a majority of the shares of this Series outstanding at the time, voting as a single class, given in person or by proxy, either in writing or at a meeting, shall be necessary to permit, effect or validate any of the following: (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class of series of Senior Stock or Parity Stock (both as defined in Section 8) or (ii) the amendment, restatement, modification, alteration or repeal of any of the provisions of this Certificate of Designation.

      (c) Until the earlier of (i) the termination of the Stock Rights and Restrictions Agreement to be entered into on or about June 30, 1998, as it may be amended from time to time (the "SLOPI Agreement"), between the Company and Shell Louisiana Onshore Properties, Inc., a Delaware Corporation ("SLOPI") or
(ii) SLOPI and its Affiliates shall Beneficially Own shares of Common Stock constituting less than 21% of the then outstanding shares of Common Stock, then, in connection with each election of directors of the Company, whether at an annual or special meeting, the holders of this Series shall be entitled to elect at such meeting a number of directors (the "Preferred Directors") such that, after giving effect to the election of such persons to the Board of Directors of the Company, the number of Preferred Directors then serving on the Board of Directors of the Company shall equal the product (rounded downward to the nearest whole number, but, in any event, not less than one) of (i) the total number of directors constituting the entire Board of Directors multiplied by
(ii) 20% (the "Director Percentage").

      (d) If at any time the number of directors constituting the Board of Directors of the Company shall decrease so that the holders of the Series would be entitled to designate fewer directors than are then serving as Preferred Directors, the holders of

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the Series, one or more of the Preferred Directors shall resign so that the percentage of the Board of Directors consisting of Preferred Directors does not exceed the Director Percentage (rounded downward to the nearest whole number but in no event less than one); provided, that, if a Preferred Director does not resign, the members of the Board of Directors who are not Preferred Directors shall be entitled to remove such Preferred Director. Further, (i) upon termination of the SLOPI Agreement in accordance with its terms or (ii) the conversion of all outstanding shares of this Series into Common Stock, all Preferred Directors then serving as directors of the Company shall immediately cease to be members of the Company's Board of Directors and shall be deemed to have resigned on the date of such termination.

      (e) (i) In the event that any Preferred Director shall cease to serve as a director for any reason (other than as set forth in Section (d) immediately above), the vacancy resulting thereby shall be filled by appointment by any Preferred Director remaining, and in the absence of action by the remaining Preferred Directors, by the holders of the Series, and such Preferred Director shall thereafter serve until the expiration of the term of the Preferred Director replaced by such new Preferred Director.

          (ii) Subject to the provisions of Section 3(f) below, if there shall exist at any time any vacancy or vacancies on the Board of Directors of the Company as a result of any increase in the number of directors that constitutes the entire Board of Directors of the Company, which the directors of the Company then in office intend to fill in accordance with the Company's then existing Articles of Incorporation, by-laws and applicable law, the holders of the Series shall be entitled to designate one or more persons to fill such vacancy or vacancies if and to the extent necessary so that, after giving effect to the filling of such vacancy or vacancies, the number of Preferred Directors then serving on the Board of Directors of the Company shall equal the Director Percentage (rounded downward to the nearest whole number but in no event less than one).

      (f) Notwithstanding anything to the contrary contained herein, no Preferred Director may be a person who previously has been a director of the Company and was properly removed for cause from the Board of Directors of the Company or a person who has been convicted of a felony or a crime involving moral turpitude.

      (g) At all times when there is a Preferred Director on the Company's Board of Directors, at least one shall be a member of each Audit Committee of the Board of Directors. All members of the Audit Committee shall have access to the Company's independent accountants and all audit and tax work papers to the same extent as any other member of the Audit Committee.

      (h) The Preferred Directors will be furnished with all information that is provided to all other directors of the Company (in their capacities as such) at the same time as such information is furnished to such other directors (in their capacities as such).

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      (i) All Preferred Directors shall comply with the retirement policies of the Company as in effect on the date hereof or as hereafter amended or modified from time to time by the Board of Directors of the Company or its stockholders; provided that no such amendment or modification to such policies shall be binding upon a Preferred Director unless at least one Preferred Director shall have voted in favor of such amendment or modification at the meeting, or in the action in lieu of a meeting, of the Board of Directors of the Company at or in which it is considered.

      (j) The election of Preferred Directors or approval under paragraph (b) above shall be by holders of a majority of the issued and outstanding Series as reflected on the stock books of the Company on the applicable record date, or if by written consent, on the date of such consent. The record date for holders of shares of the Series entitled to vote on matters pursuant to this Section 3 at a meeting of the holders of the Series shall be established by the Board of Directors of the Company and shall not precede 60 days before such meeting. Special meetings of the holders of the Series may be called by any holder of more than 25% of the outstanding shares of the Series, except that the Company may call a special meeting of the holders of the Series in connection with any action to be voted on pursuant to paragraph (b) above. Any action taken by written consent of the holders of the Series need not be unanimous and such action will be effective upon delivery of such written consent to the Secretary of the Company.

      SECTION 4. LIQUIDATION. In the event of any complete liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary the holders of shares of this Series shall each be entitled to receive out of assets of the Company, whether such assets are capital or surplus, for each share of this Series a sum equal to the Stated Value plus the amount of any accrued and unpaid dividends on such share plus interest accrued but unpaid on any Arrearage, before any distribution shall be made to the holders of Junior Stock of the Company, and if the assets of the Company shall be insufficient to pay in full such amounts, then such assets shall be distributed among the holders of this Series ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

      SECTION 5. CONVERSION.

      (a) Each share of this Series shall be convertible at the option of the record holder thereof at any time by presentation of the certificate representing such share by the record holder in person or by registered mail, return receipt requested with postage prepaid thereof, at the principal office of the Company, and at such other offices, if any, as the Board of Directors may determine, into the number of fully paid and nonassessable shares of Common Stock determined by dividing the Stated Value by the Conversion Price in effect on the Conversion Date.

      (b) The conversion price initially shall be $10.516125 (the "Conversion Price") and shall be subject to adjustment from time to time as follows:

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            (i) If the Company, at any time while any shares of this Series are outstanding, shall (A) pay a stock dividend or stock dividends or otherwise make a distribution or distributions on shares of its capital stock payable in shares of Common Stock (or in securities convertible into shares of Common Stock), (B) except as set forth in clause (A) above, pay a stock dividend or make a distribution on shares of its capital stock payable in shares of its capital stock of any class other than Common Stock or a class convertible into Common Stock, (C) subdivide outstanding shares of Common Stock into a larger number of shares, (D) combine outstanding shares of Common Stock into a smaller number of shares, or (E) issue by reclassification of shares of Common Stock any shares of capital stock of the Company of any class or classes, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of this Series thereafter surrendered for conversion shall be entitled to receive the number and class or classes of shares of the capital stock of the Company which he would have owned or have been entitled to receive immediately after the happening of any of the events described above, had such shares of this Series been converted on or immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, as the case may be. An adjustment made pursuant to this subsection 5(b)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

            (ii) If the Company, at any time while any shares of this Series are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price at which each share of this Series shall thereafter be convertible shall be reduced by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price of the shares of this Series pursuant to this Subsection 5(b)(ii), if any such right or warrant shall expire and shall not have been fully exercised, the Conversion Price per share of Common Stock at which each share of this Series shall thereafter be convertible shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 6 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants which were actually exercised. No adjustment shall be made pursuant to this Section 5(b)(ii) if rights and warrants are also distributed to the holders of this Series on the basis of the number of shares of Common Stock then issuable on conversion of the shares of this Series.

            (iii) If the Company, at any time while shares of this Series are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding cash dividends or cash distributions paid out of earned surplus) or rights or warrants to subscribe for or purchase any security (excluding those referred to in Subsection 5(b)(ii) above) then in each such case the Conversion Price per share of Common Stock at which each share of this Series shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock, less the then fair market value (as determined by the Board of Directors of the Company (the "Board") in good faith, whose determination shall be conclusive if made in good faith; provided, however, that in the event of a distribution or series of related distributions exceeding 10% of the net assets of the Company, then such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) selected in good faith by the Board, and in either case shall be described in a statement provided to all registered holders of this Series) of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. No adjustment shall be made pursuant to this subsection 5(b)(iii) if such evidence of indebtedness or assets are also distributed to the holders of this Series on the basis of the number of shares of Common Stock then issuable on the conversion of the shares of this Series.

            (iv) No notification to the holders of any adjustment in the Conversion Price otherwise required by this Section 5 shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustment which by reason of this subsection 5(b)(iv) is not required to be made shall be carried forward and taken into account in any subsequent adjustments, and that upon presentment of shares of this Series for conversion, all adjustment shall be made calculating the conversion rights of such holder. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

            (v) Subject to (iv) above, whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly mail to each registered holder of shares of this Series a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such notice prepared in good faith shall be conclusive evidence of the correctness of such adjustment absent manifest error.

            (vi) In case:

                  (A) the Company shall declare a dividend (or any other
            distribution) on the Common Stock payable otherwise than in cash out of its earned surplus; or

                  (B) the Company shall declare a special nonrecurring cash
            dividend on or a redemption of its Common Stock; or

                  (C) the Company shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                  (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                  (E) of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company,

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of this series, and shall cause to be mailed to the holders of record of the shares of this Series at their last addresses as they shall appear upon the stock books of the Company, at least 10 days prior to the applicable record date hereinafter specified, a notice stating
(x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

      (c) In case of any reclassification of the Common Stock, then the holders of the shares of this Series then outstanding shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed to be held following such reclassification by a holder of a number of shares of the Common Stock of the Company into which such shares of this Series could have been converted immediately prior to such reclassification. This provision shall similarly apply to successive reclassifications.

      (d) In case of any consolidation or merger of the Company with or into another Person in which the Company is not the surviving entity or any compulsory share exchange pursuant to any of which the Common Stock is converted into other securities, cash or property (any such event being hereinafter referred to as "Reorganization"), then the terms of such Reorganization shall provide that each holder of share of this Series then outstanding shall have the right to receive in exchange therefor the kind and amount of shares of stock and other securities and property receivable upon such Reorganization ("Reorganization Consideration") by a holder of the number of shares of the Common Stock of the Company into which (x) a share of this Series (or Sub-Series) could have been converted as of the effective date of the Reorganization, plus (y) the Arrearage (if any) on a share of this Series could have been exchanged as of the effective date of the Reorganization.

      (e) In case at any time conditions shall arise by reason of action taken by the Company, which, in the opinion of the Board of Directors of the Company, are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of shares of this Series, the Board of Directors of the Company shall appoint a firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company), who shall give their opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5, of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of this Series may thereafter be convertible) which is or would be required to preserve the rights of the holders of shares of this Series. The Board of Directors of the Company shall make the adjustment recommended forthwith upon the receipt of such opinion or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the investment banking firm or firm of accountants giving the aforesaid opinion would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

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
      Section 6. MATTERS RELATING TO ISSUANCE OF COMMON STOCK. The following provisions shall be applicable to issuances of Common Stock upon conversion of shares of this Series.

      (a) The Company covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Series as herein provided, free from preemptive rights or any other actual or contingent purchase rights of Persons other than the holders of shares of this Series, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of this Series. The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

      (b) The Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of this Series shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

      (c) The issuance of certificates for shares of Common Stock on conversion of this Series shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of this Series converted was made and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

      (d) The exercise by a holder of shares of this Series of the conversion rights granted herein is subject in all respects to and conditioned upon compliance by the parties with the HSR Act, and rules and regulations promulgated pursuant thereto, to the extent that said act, rules and regulations are applicable to such exercise. The Company and such holder agree to make such filings with and provide such information to the Federal Trade Commission and the Department of Justice with respect to such exercise as are required in connection with the HSR Act in a timely manner and to join each others request for early termination. The Company and such holder will use such reasonable efforts to obtain all governmental approval required to permit such exercise and to cause early termination of the waiting period under the HSR Act.

      SECTION 7. AUTOMATIC CONVERSION. If on or after June 30, 2001 (a) any shares of this Series have not been converted into shares of Common Stock and
(b) the mean average Per Share Market Value exceeds 150% of the Conversion Price for 75 consecutive Trading Days, then all such shares of this Series shall automatically be converted into the number of shares of Common Stock determined by dividing the

Stated Value by the Conversion Price in effect at the time of conversion; provided that SLOPI and its Affiliates may elect to retain an aggregate of one share of Preferred Stock that will not be automatically converted pursuant to this Section 7.

      SECTION 8. DEFINITIONS. For the purposes hereof, the following terms shall have the following respective meanings:

      "Affiliate" shall mean, with respect to any specified Person, any other Person, directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, "controlling," "controlled by," and "under common control with") means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise and, and with respect to a corporation or partnership, control shall mean direct or indirect ownership of more than fifty percent (50%) of the voting stock or general partnership interest or voting interest in any such corporation or partnership.

      "Arrearage" has the meaning specified in Section 2(a).

      "Beneficially Own" shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act in effect on the date hereof. "Beneficial Owner" and "Beneficial Ownership" shall have correlative meanings.

      "Business Day" shall mean any day that commercial banks located in Houston, Texas are legally open for business.

      "Change of Control" shall mean the acquisition by a Person other than SLOPI or its Affiliates of Beneficial Ownership of more than 50% of the then outstanding shares of Common Stock.

      "Common Stock" means shares now or hereafter authorized of the class of Common Stock, $0.01 par value, of the Company presently authorized and stock of any other class into which such shares may hereafter have been reclassified or changed.

      "Conversion Date" means the date the stock certificate is received by the Company for conversion in accordance with Section 5(a).

      "Conversion Price" has the meaning specified in Section 5(b).

      "Dividend Period" has the meaning specified in Section 2(a).

      "Dividend Rate" has the meaning specified in Section 2(a).

      "Fully Diluted Shares" means, at any time, the sum of (i) the shares of Common Stock then outstanding plus (ii) the number of shares of Common Stock reserved for issuance or issuable in connection with the exercise, exchange or conversion of options, warrants or securities of the Company then outstanding which are exercisable or exchangeable for shares of Common Stock or are convertible into shares of Common Stock (including, without limitation, this Series).

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Junior Stock" means the Common Stock of the Company and any other stock of the Company over which shares of this Series has a preference as to distribution of assets and payment of dividends.

      "Parity Stock" means any stock of the Company ranking as to distribution of assets and payment of dividends on a parity with this Series.

      "Per Share Market Value" means on any particular date (a) the last sale price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the last sale price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on any stock exchange, the final bid price for a share of Common Stock in the over-the-counter market, as reported by The Nasdaq Stock Market at the close of business on such date, or the last sales price if such price is reported and final ibid prices are not available, or (c) if the Common Stock is not quoted on The Nasdaq Stock Market, the bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded, as determined by one of the investment banking firms listed on Schedule I to the SLOPI Agreement selected in good faith by the Board of Directors of the Company, provided, that none of the transactions related to the foregoing shall include purchases by any "affiliate" (as such term is defined in the General Rules and Regulations under the Securities Act of 1933) of the Company.

      "Person" means any individual, firm, partnership, association, group (as such term is defined in Section 13(d)(3) of the Exchange Act, as in effect on the date hereof), corporation, trust, business trust or other entity, and includes any successor (by merger or otherwise) of any such entity.

      "Preferred Stock" means the Company's Preferred Stock, par value $0.01 per share.

      "Reorganization" has the meaning specified in Section 5(d).

      "Reorganization Consideration" has the meaning specified in
Section 5(d).

      "Senior Stock" means any stock of the Company which has a priority over shares of this Series as to payment of dividends or distribution of assets of the Company.

      "SLOPI" means Shell Louisiana Onshore Properties, Inc., a Delaware corporation.

      "SLOPI Agreement" has the meaning assinged thereto in Section 3.C.

      "Stated Value" has the meaning specified in Section 1.

      "Trading Day" means (a) a day on which the Common Stock is traded on the principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on any stock exchange, a day on which the Common Stock is quoted in the over-the-counter market, as reported by National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or (c) if the Common Stock is not quoted by NASDAQ, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).


      IN WITNESS WHEREOF, The Meridian Resource Corporation has caused this Certificate to be signed by a duly authorized officer, this 30th day of June, 1998.

                              THE MERIDIAN RESOURCE CORPORATION

                              By: /s/ JOSEPH A. REEVES, JR.
                                      Joseph A. Reeves, Jr.
                                      Chief Executive Officer and
                                      Chairman of the Board
ATTEST:

By:  M. MELINDA FREW